Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

March 27, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Pacific Metals Corp.

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934, filed by Pacific Metals Corp. of our report dated March 27, 2013, relating to the financial statements of Pacific Metals Corp. as of and for the years ending December 31, 2012 and 2011 and for the period from June 28, 2006 (inception) to December 31, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI